Exhibit 10.1

LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into by and,

BETWEEN:	CELESTIAL DELIGHTS USA, INC., a Nevada corporation having an office at 1694 Falmouth Road #150, Centerville, Massachusetts USA 02632-2933

(“COMPANY”)

AND:	HAN WIND ENERGY CORPORATION, a corporation registered under the laws of the British Virgin Islands, c/o DGM Bank and Trust Inc. Chamberlain Place, Broad Street, Bridgetown, Barbados

(“HWE”)

WHEREAS, HWE is a project development company founded by DGM Bank and Trust Inc., Azure International and Thomson Associates to promote and develop wind energy parks in the area of HuiTengLiang, Inner Mongolia, China.

AND WHEREAS, the Company is a publicly listed company on the OTC bulletin board in the United States of America and is interested in pursuing and developing opportunities in electrical energy production and transmission in China.

AND WHEREAS, HWE and the Company have both expressed interest in cooperating on a dormant project that was initiated by HWE with the intent to gain the necessary wind studies, licensing and approvals required to obtain permission to develop a wind farm on a specified property over which HWE had been granted wind farm development rights by the appropriate regulatory agency in China (the “Project”).

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.
HWE has brought the Project to a certain point of development from 2005 through to 2008 but has failed in getting all the requisite permissions and, subsequently, due to the recent global financial crisis, HWE has been unable to get further financing to bring the Project to completion. The Company agrees to perform regulatory and financial due diligence investigation on the Project to determine the viability of re-launching the Project and obtaining the requisite permissions from the relevant authorities.

2.
Upon execution of this LOI, HWE shall take all necessary action to obtain authorization from the Board of Directors of HWE to grant consent to the Company to act as agent for HWE to investigate, assess, and make a full appraisal of the status of the Project and provide their comments and opinions on the steps necessary to re-launch the Project. In addition, the Board of HWE will extend the authority of the Company to enter into discussions on behalf of HWE with the relevant authorities and potential investors to advance the completion of the Project, including obtaining all necessary licenses and permits.

3.
The Company and HWE agree that they will endeavor on a best efforts basis to enter into a definitive agreement in the event the Company determines through Due Diligence that the Project is viable and that the Company can advance the Project forward and towards completion.  Such a definitive agreement will include the terms under which HWE’s stockholders will transfer HWE’s rights in the Project to the Company.  “Due Diligence” shall mean the Company’s appraisal of all documents, licenses, approvals, contact records, contracts, rights and permissions related to the Project (the investigation is not limited to documentary records and shall extend to the full dissemination of any and all information related to the Project including personal interviews, meetings, phone calls and any other means of discussing the status and details of the Project with the relevant authorities and intermediaries).

4.	The definitive agreement shall contain customary representation and warranties, covenants and indemnification provisions.

5.	The terms of this LOI are subject to the approval of the shareholders of HWE.

6.	Either party may terminate this LOI upon thirty (30) days prior written notice.

7.	The Company shall pay all costs and expenses incurred in connection with this LOI and the transactions contemplated hereunder and as requested in writing to be performed by HWE.

8.
In consideration of the time and effort the Company will incur to pursue this transaction, HWE agrees that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this LOI) until the closing of the definitive agreement, neither HWE nor its stockholders nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly pursue completion of the Project, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such pursuit, or (iii) provide to any persons other than the Company or its representatives any information or data related to the Project or afford access to the properties, books or records of HWE as they relate to the Project, to any such persons. HWE will promptly notify the Company of any inquiry or proposal received by HWE, its shareholders or its representatives regarding the aforementioned.

9.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and the Project, and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

10.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

11.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

12.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

13.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

14.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE __________, 2010

CELESTIAL DELIGHTS USA, INC.

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HAN WIND ENERGY CORPORATION

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